Exhibit 22.1

List of Guarantor Subsidiaries with respect to the 2.700% Notes due 2031 and 3.750% Notes due 2051 issued by STERIS Irish Finco Unlimited Company

Senior Notes Issued Under	Issuer	Guarantors
2021 Indenture	STERIS Irish Finco Unlimited Company	STERIS plc, STERIS Corporation, STERIS Limited